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TUESDAY NOVEMBER 30, 9:44 AM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: i2 Technologies, Inc.

i2 TECHNOLOGIES ANNOUNCES PRIVATE OFFERING OF CONVERTIBLE NOTES

DALLAS, Nov. 30/PRNewswire/ -- i2 Technologies, Inc. (Nasdaq: ITWO - news) today announced that it intends to raise approximately $150 million (excluding proceeds of the over-allotment option, if any) through a private offering of convertible subordinated notes to qualified institutional investors. The offering and specific terms of the notes will be determined by market conditions.

The proceeds of the anticipated offering will be used for working capital and other general corporate purposes, including financing the company's growth. The company also desires the flexibility to acquire complementary businesses, products and technologies, although none are targeted at this time.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of these securities will be made only by a private offering memorandum. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.

About i2:

i2 is the leading global provider of intelligent eBusiness solutions. Founded in 1988, i2's vision is to add $50 billion of value for its customers by the year 2005. i2 is headquartered in Dallas, TX, has approximately 2,700 employees and maintains offices worldwide. For additional information, visit i2 on the Web at http://www.i2.com.

     Contact:
     Brent Anderson                Andrew Kahl
     i2 Technologies, Inc.         i2 Technologies, Inc.
     (214) 860-6012                (214) 860-6167
     brent_anderson@i2.com         andrew_kahl@i2.com